Exhibit 11

                           InterCounty Bancshares, Inc.
               Computation of Consolidated Earnings Per Common Share
             For the Three and Six Months Ended June 30, 1998 and 1997
                 (in thousands, except shares and per share data)

                                For the Three Months       For the Six Months
                                   Ended June 30,            Ended June 30,
                                    1998        1997          1998       1997
Net income                     $    1,362 $    1,201    $    2,535 $    2,347
                                =========  =========     =========  =========
Weighted average common
  shares issued                 1,553,933  1,547,238     1,551,101  1,544,211

  Less-Unreleased common
   shares held by ESOP             10,216     12,424        10,483     12,705
                                ---------  ---------     ---------  ---------
  Weighted average number
   of shares outstanding
   used in the calculation
   of basic earnings per
   common share                 1,543,717  1,534,814     1,540,618  1,531,506

  Add - Dilutive effect of
   stock options (1)               41,392     42,903        40,901     45,665
                                ---------  ---------     ---------  ---------
Adjusted weighted average
number of shares outstanding
used in the calculation of
duiluted earnings per common
share                           1,585,109  1,577,717     1,581,519  1,577,171
                                =========  =========     =========  =========
Basic earnings per common
 share                               $.88       $.78         $1.65      $1.53

Diluted earnings per common
 share                                .86        .76          1.60       1.49

(1) There is presently no active trading market for the Company's shares, nor are the prices at which common shares have been traded published by any national securities association or quotation service. Fair value for earnings per common share purposes was assumed to be $46.50 at June 30, 1998, and $31.00 at June 30, 1997.